                                                                       EXHIBIT 5


January 26, 2001


Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), under the Securities Act of 1933, as amended, of (a) $100,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") that may be incurred by Wells Fargo under the Wells Fargo & Company Deferred Compensation Plan (the "Employee Plan"), (b) 4,000,000 shares of common stock, par value of $1-2/3 per share ("Common Stock"), of Wells Fargo, and associated preferred stock purchase rights (such shares and rights collectively the "Employee Plan Shares"), that may be issued by Wells Fargo under the Employee Plan, and (c) 400,000 shares of Common Stock, and associated preferred stock purchase rights (such shares and rights collectively the "Non-Employee Plan Shares"), that may be issued by Wells Fargo under the Wells Fargo & Company 1999 Deferral Plan for Directors (the "Non-Employee Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Deferred Compensation Obligations, the Employee Plan Shares and the Non-Employee Plan Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2. The Employee Plan Shares, when issued in accordance with the terms of the Employee Plan, will be legally and validly issued and fully paid and nonassessable.

3. The Non-Employee Plan Shares, when issued in accordance with the terms of the Non-Employee Plan, will be legally and validly issued and fully paid and nonassessable.

4. The Deferred Compensation Obligations, when issued in accordance with the terms of the Employee Plan, will be binding obligations of Wells Fargo enforceable against Wells Fargo in accordance with their terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stanley S. Stroup
---------------------
    Stanley S. Stroup
    Executive Vice President and General Counsel
    Wells Fargo & Company